UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  January 28, 2013

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas  75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) and (c)     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2013, Audrey Andrews, 46, was appointed as senior vice president and general counsel of Tenet Healthcare Corporation.  Ms. Andrews has served as the company’s senior vice president and chief compliance officer since August 2008.  She was appointed as the company’s chief compliance officer in 2006.  Previously, she served as a member of the company’s law department.  A copy of the press release announcing Ms. Andrews’ appointment is attached as Exhibit 99.1.

Ms. Andrews’ annual base salary will be $410,000.  As a participant in Tenet’s annual incentive plan, Ms. Andrews will be eligible for an annual bonus, based on individual and company performance.  Her target bonus award percentage under the plan has been set at 60% of annual base salary.  Ms. Andrews will be eligible for annual stock-based incentives. She will also continue to participate in Tenet’s supplemental executive retirement plan, executive severance plan and other benefit plans available to Tenet executive officers and employees, as described in Tenet’s Definitive Proxy Statement for the Annual Meeting of Shareholders held on May 10, 2012 (the “2012 Proxy Statement”). Ms. Andrews does not have a written employment agreement.

Also, on January 28, 2013, Gary K. Ruff, 53, resigned as senior vice president and general counsel and was appointed the company’s senior vice president, physician resources.  In this new position, Mr. Ruff will oversee the operations of Tenet’s network of physician practices and other physician relationship strategies.  In connection with his appointment to this new role, Mr. Ruff will receive a retention grant of $350,000 in the form of restricted stock units.  The restricted stock units will vest on the fifth anniversary of the grant date.  Mr. Ruff does not have a written employment agreement.

Item 9.01                   Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                        Press Release issued on January 29, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

	By:	/s/ Paul A. Castanon
Paul A. Castanon
Vice President, Deputy General Counsel
and Corporate Secretary

Date: January 29, 2013

EXHIBIT INDEX

99.1                        Press Release issued on January 29, 2013